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                                                                   EXHIBIT 10.31


                [Letterhead BUIST, MOORE, SMYTHE & MCGEE, P.A.]
                                ATTORNEYS AT LAW
                                  P.O. BOX 999
                              FIVE EXCHANGE STREET
                             CHARLESTON, S.C. 29402

                                   ----------

                                  843/722-3400
                             FACSIMILE 843/723-7398



                                 January 9, 1999

                                                                     Direct Dial
                                                                  (843) 720-4636
                                                    email:tliarper@lawyer-sc.com

Ms. Marilyn Pittman
KNOLOGY Holdings, Inc.
Post Office Box 510
West Point, Georgia 31833

         Re:      KNOLOGY of Charleston, Inc. - Charleston County
                  BMSM File No: 6796.0000

Dear Marilyn:


         Enclosed please find the original franchise agreement with Charleston County. I would appreciate your telephoning me to discuss this before you present it to Felix for execution.


         Thanks for your attention to this.

                                        Sincerely yours,

                                        BUIST, MOORE, SMYTHE & McGEE, P.A.

                                        /s/ Thomas L. Harper, Jr.

                                        Thomas L. Harper, Jr.
TLH/dlh
enclosures



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                               FRANCHISE AGREEMENT

THIS CABLE FRANCHISE AGREEMENT ("Agreement") is entered into effective as of December 15, 1998, by and between Charleston County, South Carolina ("County"), KNOLOGY of Charleston, Incorporated (a Delaware Corporation) ("Franchisee").

WHEREAS, the County has conducted a public proceeding concerning Franchisee's application for a cable franchise within the unincorporated areas of Charleston County; and

WHEREAS, the County upon consideration of the application for a cable franchise by Franchisee, has determined that it is in the best interests of, and consistent with, the health, safety, and welfare of the citizens of Charleston County to grant the Franchisee's request for a franchise on the terms and conditions hereinafter set forth; and

WHEREAS, the County has analyzed fully and considered the technical ability, financial integrity, legal and character qualifications of the Franchisee, and determined that there are no concerns in those above-referenced areas; and

WHEREAS, the County Council has adopted Findings of Fact with respect to KNOLOGY's application which describe and note in further detail those reasons and facts that lead the County Council to the conclusion that there are no technical, financial, legal, or character deficiencies as they relate to KNOLOGY and its application for a County-wide cable/telecommunications franchise; and

WHEREAS, the Franchisee has agreed to be bound by the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the grant of authority pursuant to this Agreement, the Franchisee hereby promises to comply with all the provisions of this Agreement and, in consideration of the Franchisee's promises, the County hereby grants to the Franchisee the rights, privileges and authorization set forth hereinbelow.

SECTION 1. SHORT TITLE.

         This Agreement may be known and cited as the KNOLOGY of Charleston, Incorporated Franchise Agreement for Charleston County, South Carolina.

SECTION 2. APPLICABLE LAW.

         This Franchise shall be governed in all respects by the Ordinances and Resolutions of Charleston County, South Carolina, and the applicable laws of South Carolina, and the United States, including any applicable rules and regulations of the Federal Communications Commission (FCC). By execution of this Agreement, the parties acknowledge the validity of the terms and conditions of this Agreement under the applicable law in existence as of the date hereof.


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SECTION 3. SEPARABILITY.

         If any section, subsection, sentence, clause, phrase, provision, or portion of this Agreement is for any reason held invalid or unconstitutional by any court of competent jurisdiction, such section, subsection, sentence, clause, phrase, provision, or portion shall be deemed a separate, distinct, and independent provision of such holding, and shall not affect the validity of the remaining sections, subsections, sentences, clauses, phrases, provisions, or portions herein.

SECTION 4. CABLE TELEVISION REGULATORY ORDINANCE

         For purposes of this Agreement, and unless the context otherwise requires, the terms used herein shall have the same meaning as defined in the proposed Cable Television Regulatory Ordinance for Charleston County, South Carolina (hereinafter sometime referred to as the "Regulatory Ordinance"). Throughout this Agreement there are references to the Regulatory Ordinance. As of the effective date of this Agreement, the County Council has not adopted the Regulatory Ordinance. Nevertheless, such references to the Regulatory Ordinance are meant for the County Cable Television Regulatory Ordinance that will be adopted by the County Council within the next year.

SECTION 5. GRANT OF NON-EXCLUSIVE FRANCHISE.

A) There is hereby granted by the County to the Franchisee, the right and privilege to construct, erect, operate, and maintain, in upon, along, across, above, over, and under any of the public lands of this State, the highways or public lands of this State, or any of the waters of this State in the unincorporated areas of the County, such poles, wires, cable, underground conduits, manholes, and other equipment and fixtures as are necessary for the installation, construction, maintenance, repair, replacement, and operation within the County of a cable and telecommunications system, which consists of voice, video, and data, and other lawful and permitted applications.

B) The right to use and occupy said streets, alleys, public ways, and places for the purposes herein shall not be exclusive, and the County reserves the right to grant a similar use of said public lands, highways, public roads, and water to any person, at any time, during the term of this Franchise.

C) This Franchise granted to the Franchisee is conditioned upon the Franchisee's compliance with Section 58-12-10 of the South Carolina Code of Laws, which specifically includes compliance with the following provisions:

         1) where possible and practical, the Franchisee shall enter into an agreement with a telephone company or electric power company (utility) in order to attach the Franchisee's cable to the poles of the utility or bury the Franchisee's cable beneath the ground in conduits owned by the utility;


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         2)       construct in a manner so as not to endanger the safety of
                  persons or to interfere with the use of public lands, highways, or public roads, or the navigation of waters;

         3)       obtaining all necessary State and/or local permits;

         4) placing the Franchisee's cable television lines underground when both electric and telephone facilities in an area are underground; and

         5) locating the Franchisee's cable in a manner so as not to constitute an interference with the right of ingress or egress to, or from, land that is subject to an easement or this Franchise.

SECTION 6. EXTENT OF FRANCHISE.

A) This Franchise shall include all areas within the unincorporated limits of Charleston County, South Carolina into which the cable/telecommunications system is extended, including any areas annexed by the County.

B) The County hereby grants to the Franchisee the authority to contract with the County or any appropriate board or agency thereof of with the holder or owner of any utility franchise in the County for the use, rental, or lease of its or their poles, underground conduits, and any other structures and facilities used for the purpose of extending, carrying, or laying Franchisee's wires, cables, and other equipment, facilities, and appurtenances necessary or desirable for the operation of its cable television equipment. The County agrees that any public utility owning or controlling such poles or underground conduits may, without amendment to its franchise, allow, and is encouraged to allow, the Franchisee to make such use thereof pursuant to any agreement reached between such utility and the Franchisee.

SECTION 7. TERM OF FRANCHISE.

A) Initial Term. This Franchise and the rights, privileges, and authority hereby granted shall take effect and be in force from and after final passage hereof, as provided by law, and shall continue in force and effect for a term of fifteen
(15) years, provided that within thirty (30) days after the date of this Agreement, Franchisee shall file with the Clerk of County Council, Franchisee's unconditional acceptance of this Franchise and Franchisee's promise to comply with, and abide by, all the provisions, terms, conditions, and requirements of this Agreement. Such acceptance and promise shall be in writing, fully executed and sworn to, by, or on behalf of the Franchisee or its fully authorized officers before a Notary Public or other officer authorized by law to administer oaths. Should the Franchisee fail to comply with this Subsection, it shall acquire no rights, privileges, or authority under this Franchise whatsoever.

B) Renewal Term. This Franchise may be renewed under either the formal or informal renewal procedures set forth in Section 626 (as amended) of the Cable Act (codified at 47 United States Code (USC) Section 546). This Franchise may be renewed for a term not to exceed twenty (20) years in length. If the Franchisee does not preserve its rights under the formal renewal procedures set forth in
Section 626 of the Cable Act, then the renewal of this Agreement shall be under either the informal process noted elsewhere in Section 626, or under any informal process


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mutually agreed to by the County and the Franchisee.

SECTION 8. EFFECT OF A "TECHNICAL" BREACH OR VIOLATION OF THE COUNTY CABLE TELEVISION REGULATORY ORDINANCE.

A) It is the intent of the County not to subject the Franchisee to penalties, fines, forfeitures, or revocation of this Agreement for so-called "technical" breach(es) or violation(s) of the County's pending Cable Television Regulatory Ordinance, which include the following:

         1) in instances, or for matters where a violation of the County's pending Cable Television Regulatory Ordinance by the Franchisee was a good faith error that resulted in no or minimal impact on the customers within the County; or

         2) where there existed circumstances reasonably beyond the control of the Franchisee, and which precipitated a violation of the County's Cable Television Regulatory Ordinance on the part of the Franchisee, or which were deemed to have prevented the Franchisee from complying with any term, condition, provision or requirement of the County's Cable Television Regulatory Ordinance.

B) It is the intent of the County not to subject the Franchisee to penalties, fines, forfeitures, or revocation of this Agreement for so-called "technical" breach(es) or violations of this Agreement, which include the following:

         1) in instances, or for matters where a violation of this Agreement by the Franchisee was a good faith error that resulted in no or minimal negative impact on the customers within the County; or

         2) where there existed circumstances reasonably beyond the control of the Franchisee, and which precipitated a violation of this Agreement on the part of the Franchisee, or which were deemed to have prevented the Franchisee from complying with any term, condition, provision, or requirement of this Agreement.

SECTION 9. FORCE MAJEURE.

         The Franchisee shall neither be held in default nor in non-compliance with the terms, conditions, provisions, ore requirements of this Agreement, nor suffer any enforcement or penalty relating thereto, (including termination, cancellation or revocation of this Agreement), where such non-compliance or alleged default occurred and/or was caused by a strike, riot, war, earthquake, flood, tidal wave, severe rainstorm, hurricane or other act of nature, or other event that is reasonably beyond the Franchisee's ability to anticipate and control. Force majeure also cover work delays caused by waiting for utility providers to service or monitor their own utility poles on which the Franchisee's cable and/or equipment is attached. However, even in a force majeure situation, the Franchisee is not relieved of its obligation to refund or credit subscribers who experience a service outage that exceeds six (6) hours in duration.


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SECTION 10. FAILURE TO ENFORCE OR GRANT A WAIVER DOES NOT ACT AS ACQUIESCENCE
OR WAIVER FOR A SUBSEQUENT BREACH OR VIOLATION.

A) The County's failure to enforce, one (1) or more of the terms, conditions, provisions, or requirements of this Agreement for a breach or violation by the Franchisee, shall not be deemed and/or viewed as an act of acquiescence, waiver, or, bar on the City pursuing and seeking enforcement in the event one (1) or more of the terms, conditions, provisions, or requirements of this Agreement is subsequently breached or violated by the Franchisee.

B) The County's grant of waiver for breach or violations of one (1) or more of the terms, conditions, provisions, or requirements of this Agreement shall not be deemed and/or viewed as an act of acquiescence, waiver or bar on the County pursuing and seeking enforcement in the event that one (1) or more of the same terms, conditions, provisions, or requirements of this Agreement is subsequently breached or violated by the Franchisee.

SECTION 11. RELATIONSHIP OF THIS AGREEMENT TO THE COUNTY CABLE TELEVISION REGULATORY ORDINANCE.

A) The Franchisee is aware that the County is contemplating, considering, and reviewing a proposed Cable Television Regulatory Ordinance. In that light the Franchisee agrees to abide by the Charleston County Cable Television Regulatory Ordinance (to the extent that it has not received exemption, relief, clarification, or comparable policy substitution) from, and after, the time that the County Council has adopted such an Ordinance. Moreover, said County Cable Television Regulatory Ordinance shall control and prevail in any instance where there is an interpretive question or conflict with respect to this Agreement, except, where the procedural requirements of subsection (B) of this Section have been followed. Both the County and the Franchisee reserve all their rights under the applicable federal and state law, and nothing herein shall be deemed or constitute a waiver of any such rights granted at law or in equity.

B) In the case where the Franchisee requests an exemption, relief, clarification, or comparable policy substitution from one (1) or more terms, conditions, provisions, or requirements of the County Cable Television Regulatory Ordinance, and where the County Council has granted such exemption, relief, clarification, or comparable policy substitution, and where this Agreement has been duly and properly amended to include such exemption, relief, clarification, or comparable policy substitution, then the term, condition, provision. or requirement contained in the exemption, relief, clarification, or comparable policy substitution shall control with respect to the obligations and duties of the Franchisee.

C) The Franchisee agrees to abide by, and comply with, the subsequently adopted County Cable Television Regulatory Ordinance, as modified by the exemptions, relief clarifications, and comparable policies contained in this Agreement. An amendment or modification of the County Regulatory Ordinance by the County Council will apply to the Franchisee if the County Council concludes that the amendment, modification, or revision will materially advance the interests of


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customers when balanced against its impact upon the Franchisee. The County shall provide the Franchisee with at least ninety (90) days notice before the adoption of such amendment, modification, or revision, during which notice period the Franchisee may provide written and oral comment with respect to the amendment, modification, or revision. The Franchisee will be expected to comply with, and abide by, any valid present or future ordinance that is either generally applicable to business within the territorial area or generally applicable to cable operators within the territorial area. Still, Franchisee does not waive any claim that it Play have regarding whether the County Council can unilaterally after or modify the provisions, terms, conditions, or requirements of this Agreement.

SECTION 12. AMENDMENTS TO THIS AGREEMENT.

         Any change, amendment, modification, revision, extension of this Agreement, or the adoption of a Renewal Agreement shall be in writing and shall be executed by duly authorized representatives of both the County and the Franchisee.

SECTION 13. INDEMNITY.

A) TO THE EXTENT PERMITTED by law. the Franchisee shall at all times defend, indemnify, protect, save harmless, and exempt the County, the County Council, and all officers, elected and appointed officials, employees, and agents of the County from any, and all, penalty, damage, or charges arising out of claims, suits, demands, causes of action, or award of damages whether compensatory or punitive, or expenses arising therefrom, either at law or in equity, which might be claimed now or in the future, including any payment required by the State's Workmen's Compensation law, which may arise out of, or be caused by, the construction, erection, location, products performance, operation, installation, maintenance, repair, replacement, removal, and/or restoration of the cable/telecommunications system within the County, or be caused by a negligent act or omission of the Franchisee, its agents or employees, contractors, subcontractors, independent contractors, or implied or authorized representatives.

B) Reasonable attorneys' fees and reasonable consultant and expert witness fees are specifically included as a cost which may be recovered by the County from the Franchisee.

C) The County, the County Council, the County Council Chairperson, the County Administrator, the County Attorney, and the Deputy County Attorney specifically reserve the right to retain counsel of their own choice, at their own expense.

D) If the Franchisee obtains counsel for the County, the County Council, the County Council Chairperson, the County Administrator, the County Attorney, or the Deputy County Attorney, then any one of them shall have the right to approve counsel, which approval shall not be unreasonably withheld.

E) With respect to the Franchisee's own defense of such actions noted in this Section, it is


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understood that the Franchisee reserves the right to select and retain counsel of Franchisee's choice, at its expense, without the County's, the County Council's, the County Council Chairperson's, the County Administrator's, the County Attorney's, or the Deputy County Attorney's approval.

SECTION 14. INSURANCE.

A) The Franchisee shall maintain, and by its acceptance of this Franchise and Agreement, specifically agrees that it will maintain throughout the duration of this Franchise. public liability and property damage in at least the following amount:

                       $1,600,000.00 in umbrella coverage.

B) The insurance policy shall be issued by an insurance company licensed to do business in the State of South Carolina.

C) The issued insurance policy shall include the County, the County Council, the County Council Chairperson, the County Administrator, the County Attorney, and the Deputy County Attorney as additional insureds, and shall obligate the insurance company to furnish the County Council with at least thirty (30) days' written notice in advance of cancellation. Failure to do so shall be considered a material breach of this Franchise.

D) The Franchisee shall provide the County Council with certificates evidencing the required insurance within fifteen (15) days after acceptance of this Franchise, and renewal certificates shall be mailed to the County Council before the expiration of the insurance policies which such certificates are to renew.

E) At any time that the Franchisee employs an outside plant contractor or subcontractor, it must require and submit to the County, proof from such contractor or subcontractor of insurance in, at a minimum, the amount listed above naming the County, the County Council, the County Council Chairperson, the County Administrator, the County Attorney, and the Deputy County Attorney as additional insureds. Such insurance coverage shall remain in effect, and in force, for as long as the construction, installation, repair, replacement, and on-going maintenance continues.

SECTION 15. WORKMEN'S COMPENSATION INSURANCE.

A) The Franchisee shall provide and maintain, for the life of this Franchise and Agreement, Workmen's Compensation Insurance for all full-time, non-exempt employees, in accordance with the laws of the State of South Carolina. In the event that such insurance is canceled, revoked, not renewed, or otherwise terminated, then either the insurance carrier, or the Franchisee shall notify the County Council in writing, within thirty (30) days of such event.

B) Annually, a certificate shall be filed with tile County Council by either the insurance carrier or the Franchisee, showing such insurance to be in force at all times.


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SECTION 16. PERFORMANCE AND CONSTRUCTION BONDS.

A) Not later than February 1, 1999, the Franchisee shall file with the County, a performance bond in the amount of $100,000.00. The purpose of the bond is to make certain that the County will not suffer should the Franchisee not perform all its obligations detailed in this Agreement with the exception of construction which is covered elsewhere in this Section.

B) Should the Franchisee comply with the terms, provisions, conditions, and requirements of the County's Cable Television Regulatory Ordinance, and this Franchise Agreement, then the Franchisee may request that County Council approve a reduction in the amount of such bond according to the reduction schedule provided herein, which approval by Council shall not be unreasonably withheld:

         1 ) On or after February 1, 2000, the Franchisee may reduce the performance bond by $50,000.00, so that the Franchisee may have a $50,000.00 performance bond;

         2) On or after February 1, 2001, the Franchisee may reduce the performance bond by an additional $30,000.00, so that the Franchisee may have a $20,000.00 performance bond;

         3) On or after February 1, 2002, the Franchise may reduce the performance bond by an additional $10,000.00, so that the Franchise may have a $10,000.00 performance bond.

C) At no time shall the Franchisee's performance bond be less than $10,000.00.

D) If the County draws on the performance bond as a result of the Franchisee's failure to timely discharge its obligations, then the Franchisee shall be required to replenish (within thirty (30) days) the performance bond to the $50,000.00 level, subject to, that within one hundred eighty (180) days thereafter, the County and the Franchisee shall enter into a new reduction schedule for the performance bond.

E) The Franchisee shall maintain a construction bond in the amount of $100,000 for the duration of the initial construction project, or March 15, 2001 whichever comes sooner.

F) For purposes of this Section, construction includes construction, installation, repair, replacement, on-going maintenance, rebuild and/or repair.

SECTION 17. RECORDS AND REPORTS.

A) The Franchisee shall submit the following reports to the County Council at the times indicated (unless exemption, relief, clarification, or a comparable policy substitution has been granted elsewhere in this Agreement):

         1) Copies of all reports which the Franchisee is required or requested to file with the FCC, the Securities and Exchange Commission, and any State cable or securities regulatory agency


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with respect to its Charleston County cable system, and upon specific written request from the County Council or its designee, other identified reports to Federal or State agencies, shall be submitted within thirty (30) days after their filing with said agencies;

         2) Copies of all facilities applications and petitions for special relief filed with the FCC by the Franchisee with respect to its Charleston County cable system shall be submitted within ten (10) days after their filing;

         3) A detailed financial statement in the frequency, form, and format that satisfies the requirements noted in the County's Cable Television Regulatory Ordinance;

         4) A preventive maintenance report in the frequency, form, and format that satisfies the requirements noted in the County's Cable Television Regulatory Ordinance;

         5) Any other reports, statements, or data in the frequency, form, and format that satisfies the requirements noted in any other Section of County's Cable Television Regulatory Ordinance;

         6) Copies of the Franchisee's FCC 394 Forms (concerning sales, transfers, assignments, and mergers), shall be submitted simultaneously with the Franchisee's filing of such reports; and

         7) Copies of the Franchisee's FCC-mandated 395-A Forms (concerning Equal Employment Opportunity (EEO) and fair contracting policy).

B) The Franchisee shall retain copies of the following reports, and such reports shall be submitted to the County upon seven (7) days written request:

         1) any, and/or all, contents of the FCC-mandated public inspection file;

         2) any, and/or all, FCC Proof-of-Performance Tests conducted within three (3) years prior to the written request; and

         3) any, and/or all, FCC CLI (cumulative leakage index) tests conducted within three (3) years prior to the written request.

SECTION 18. CUSTOMER SERVICE REQUIREMENTS.

         The Franchisee shall comply with all customer service provisions, terms, conditions, and requirements (for which it has not received an exemption, relief, clarification, or comparable policy substitution) that are noted and contained within the County's Cable Television Regulatory Ordinance.

SECTION 19. PREVENTIVE MAINTENANCE.

         The Franchisee shall comply with the terms, provisions, conditions, and requirements related to periodic and/or on-going preventive maintenance (for which it has not received an exemption, relief, clarification, or comparable policy substitution) that will be in the County's proposed and subsequently adopted Cable Television Regulatory Ordinance.

SECTION 20. RATES.

A) To the extent that, and for as long as, Federal and/or State law permit or authorize the County


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Council (as franchising authority) to regulate rates for basic cable service, then the County Council may regulate such rates for basic cable service, so long as it complies with, and abides by, any, and all, applicable rules of the FCC.

B) If at any time during the term of this Franchise, Federal and/or State law preempts the County Council (as franchising authority) from regulating the rates for basic cable service, then during such time, the County Council shall be prohibited from adopting any rates for basic cable service, including rates associated with the installation of basic cable services, and any equipment necessary for provision of basic cable services.

C) If subsequent to Federal or State pre-emption of County Council regulation of basic cable rates, the preempting Federal or State body reinstitutes and/or permits such local rate regulatory AUTHORITY, FOR BASIC, EXPANDED BASIC, premium, pay-per-view or other types of cable and/or TELECOMMUNICATIONS SERVICES, THE COUNTY Council may regulate any permitted rates, so long as the County Council complies with, and abides by. any, and all, applicable State and Federal rules and regulations, including any applicable rules and regulations of the FCC.

SECTION 21. SERVICE TO COUNTY GOVERNMENT FACILITIES.

A) The Franchisee will connect cable to and provide ancillary equipment necessary to make its service available for County buildings at no charge. In addition, the Franchisee will provide continuing extended basic cable service to each facility requested by the County to receive such service, also at no charge. The County may connect as many television sets and monitors to the system within each building as it deems necessary, with continuing notice to the Franchisee as to the number of set sets, monitors, and/or other equipment. With regards to cabling and wiring, the Franchisee will be responsible only for extending its connection to one (1) point on each building, from which the County may make interior connections. The County will be responsible for interior wiring and maintenance, unless otherwise agreed.

B) In order to meet the objective set forth above, the Franchisee will connect to County buildings at the time that build out of the system carries its lines near to each such building. To effectuate this intent, the Franchisee agrees that it will not artificially or without good cause change the path of any lines in order to exclude the installation of cable to any County building, it being the intent of the parties that all County buildings will be able to receive cable service hereunder.

C) Notwithstanding subsection (A), and subsection (B) of this Section, the Franchisee and the County agree that the number of connections to television sets or other equipment in the total of all County buildings shall not exceed two hundred (200).


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SECTION 22. SERVICE AREA.

         The Franchisee's initial service area in the unincorporated area of the County is reflected on a map attached as Exhibit "A" and incorporated as part of this Agreement (the "Initial Service Area"). Within five years, the Franchisee will offer service to all residents in the Initial Service Area as shown on the map attached as Exhibit "A"; In addition, Franchisee shall not be required to provide cable service to any dwelling unit where the drop line is 150 feet or more from the nearest feeder line from which the dwelling unit can be served. Thereafter, the Franchisee may extend its service in the County outside the Initial Service Area in a manner that is reflective of its operational and financial plans, so long as once the Franchisee extends its service into other areas of the unincorporated County, it offers service to all potential subscribers within the Franchisee's expanded and/or extended service area.

SECTION 23. RESERVATION OF EDUCATIONAL AND GOVERNMENTAL CHANNELS.

A) Within twenty-four (24) months after the effective date of this Agreement, the Franchisee shall make sufficient channel capacity, and the available electronics to provide one (1) twenty-four (24) hour channel for the County's own governmental use to be located on the most basic tier of service offered to subscribers. This channel is not subject to non-repetitive use restrictions. Prior to the Franchisee having to activate this channel, the County Council shall give at least one hundred eighty (180) days advance notice of the County's intent to use such channel.

B) Within thirty-six (36) months after the effective date of this Agreement, the Franchisee shall make sufficient channel capacity, and available electronics to provide one (1) twenty-four (24) hour channel for educational use. Prior to the Franchisee having to activate this channel, the County Council shall give at least one hundred eighty
         (180) days advance notice of an educational institution's intent to use such channel.

C) If at any time, the additional governmental or the additional educational channel is consistently used five (5) days a week (Monday through Friday) for a period of six (6) months, then the Franchisee shall make available one (1) additional channel for governmental access or one (1) additional channel for educational access. For purposes of this Agreement "consistently used" means that governmental channel or the educational channel is cablecasting non-repetitive programming at least eighteen (18) hours per day. Nothing in this Section shall obligate Franchisee to reserve more than three (3) channels for use by the County, nor any more channel capacity than is required by applicable federal or state law.

D) Upon activation of either the additional governmental or the additional educational access channel, designated representatives of the County and the Franchisee shall review after every six (6) months the percentage of use of the governmental or educational access channels. If, after any six (6) month period, the percentage of use for any required governmental or


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         educational channel drops below twenty-five percent (25%) of the total time allocated, then the required number of hours shall be reduced to a number that most closely approximates the average number of hours of use per day. If the average number of hours of use per day for either the governmental or educational access channel is less than four (4) hours per day, then the County or its designated representative shall determine that the requirement for that channel's availability shall cease thirty (30) days from that determination, and the Franchisee may thereafter use such a channel for any lawful purpose.

E) Notwithstanding the foregoing, the Franchisee has the right to use all unused programming capacity on the educational channel described in Paragraph (B) above, or the additional governmental or educational channel described in Paragraph (D) above, for any purpose including but not limited to PEG programming for other municipalities or counties. Programming capacity for purposes of this Paragraph shall be any capacity on which the County does not cablecast non-repetitive programming.

SECTION 24. INITIAL AND ON-GOING FUNDING FOR AN EDUCATIONAL AND, GOVERNMENTAL ACCESS.

A) In order to ensure the initial funding for the governmental and educational access facilities and equipment, the Franchisee will deliver on or before January 15, 2000, a one-time grant to compensate the County for its purchase of equipment or services necessary to fulfill the parties' obligations under
Section 23. This one-time grant will not exceed $42,000.

SECTION 25. TECHNICAL AND PERFORMANCE STANDARDS.

         The Franchisee shall comply with the most current FCC technical standards, and with all applicable standards related to performance including the most current standards concerning the cumulative leakage index (CLI), and Proof-of-Performance Tests.

SECTION 26. EMERGENCY ALERT.

A) The Franchisee shall comply with all applicable Emergency Alert System (EAS) rules, regulations, and standards of the FCC. Franchisee shall comply with the County's Cable Television Regulatory Ordinance provisions regarding an emergency override system as permitted by applicable law.

B) For the duration of the Franchise, the Franchisee shall provide interconnection with the designated County Emergency building, which is currently located at 3801 Rivers Avenue. When the County's new Public Services Building is constructed on Bridge View Drive in North Charleston, the Franchisee shall ensure that the Public Services Building will be interconnected to Franchisee's network. The County shall notify the Franchisee at least six (6) months prior to a move or relocation of the designate County Emergency building.


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

SECTION 27. NOTICES.

A) Every direction, notice, order. filing, report, record, document, written communication, or other type of correspondence to be submitted and/or delivered to the Franchisee shall be sent to [insert name and/or position.
mailing address and an E-mail address (if Franchisee has one)].

B) Every direction, notice, order, filing, report, record, document, written communications, or other type of correspondence to be submitted and/or delivered to the County shall be sent to [insert name and/or position, mailing address and an E-mail address (if the County has one)].

C) All notices, orders, and official directions shall be delivered to each party's contact by either:

          1)       certified mail, return receipt requested;

          2)       personal service with a signed receipt of delivery; or

          3)       overnight delivery with receipt verification.

D) All other filings, reports, records, documents, and other correspondence may be delivered by any permissible means including, but not limited to, E-mail, facsimile (fax) transmission, personal service, overnight mail, or package delivery via cable. The delivery of all notices, reports, records, and other correspondence shall be deemed to have occurred at the time of receipt (unless otherwise designated by State law).

SECTION 28. ASSIGNMENT, TRANSFER, OR SALE OF FRANCHISE.

A) There shall no be assignment of the Franchise in whole, or in part by the Franchise without the prior written approval of the County Council. Transfer or any change in the ownership or control (whether managerial or operational) of the Franchise, or the cable system, shall constitute an assignment of the franchise requiring such prior approval.

B) If written approval of the County Council is required, any assignment, transfer, or sale without such prior written approval shall constitute a default of such Franchise, and may subject the Franchise to revocation pursuant to Section 29 and the Regulatory Ordinance.

C) If the approval of the County Council is required, the Franchisee shall petition in writing for the County Council's written consent and approval for such a proposed assignment, transfer, or sale of the Franchise at least one hundred twenty (120) days before such a proposed assignment, transfer or sale of the Franchise is scheduled to become effective. The Franchisee shall also file with the County an FCC Form 394 (or successor). The County Council may waive the requirements in this Paragraph for good cause shown by Franchisee.


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

D) The County Council will not unreasonably withhold its consent and approval to such an assignment. However, in making such a determination, the County Council may consider all relevant facts including the following:

         1) experience of the proposed vendee, transferee, lessee, assignee, or buyer (including conducting an investigation of the proposed vendee's tranferee's assignee's, or buyer's service record in other communities);

         2) qualifications of the proposed vendee, transferee, lessee, assignee, or buyer;

         3) legal integrity of the proposed vendee, transferee, lessee, assignee, or buyer;

         4) financial stability of the proposed vendee, transferee, lessee, assignee, or buyer;

         5) if requested by the County, submittals from the proposed vendee, transferee, lessee, assignee, or buyer, on what, if any, changes it intends to make in the operation of the cable television system, including whether the proposed vendee, transferee, lessee, assignee, or buyer intends to request any immediate relief (within the first twelve (12) months after the proposed approval) in the existing Franchise Agreement;

         6) the corporate connection, if any, between the Franchisee, and the proposed vendee, transferee, lessee, assignee, or buyer; and/or

         7) any other aspect of the proposed vendee's transferee's lessee's or assignee's background which would affect the health, safety, and welfare of the citizenry of the County as it relates to the operation of the cable television system.

E) At the time the Franchisee submits it written petition, it shall also submit a copy of the completed sales agreement, or a functionally equivalent instrument, between the Franchisee, and the proposed vendee, transferee, lessee, assignee, or buyer, so that the County Council may discover the assumption of obligations by the Franchisee and the proposed vendee, transferee, lessee, assignee, or buyer with respect to the cable television system. In lieu of the sales agreement, the County Council may accept an attested summary of obligations assumed by the above-referenced parties. The County may request additional information, other than that which is expressly prohibited by law.

F) Before an assignment is approved by the County Council, the proposed vendee, transferee, lessee, assignee, or buyer shall execute an affidavit, acknowledging that it has read, understood, and will abide by both the County Cable Television Regulatory Ordinance, and the applicable Franchise Agreement.

G) In the event any approved assignment, the vendee, transferee, lessee, assignee, or buyer shall assume all obligations and liabilities of the former Franchisee.

H) Notwithstanding any other term, condition, provision, or requirement contained in this Section, the Franchisee may, without prior County Council written approval, make, execute, or enter into any security agreement, collateral assignment, financing statement or other agreement or instrument for the purposed of creating and perfecting a security interest in its right, title and interest in and to the franchise for financing purposes; provided however, that


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

         the secured party under any such security agreement, collateral assignment, financing statement or other agreement or instrument may not exercise any right or remedy thereunder (including, without limitation, the remedy of foreclosure) that would have the effect of selling, transferring, leasing, assigning, disposing of the franchise, or changing the managerial or operational control of the Franchisee, without the prior written consent and approval of the County Council.

I) Notwithstanding any other term, condition, provision, or requirement contained in this Section, the Franchisee may, without prior County Council written approval, sell, transfer, lease, assign or dispose of all, but not less than all, of the Franchise or the cable system to a parent, sister, or subsidiary corporation of the Franchisee, so long LS there is no change in the operational or managerial control of the Franchisee.

J) For situations covered by subsection (H), and subsection (1) of this Section, the Franchisee must nonetheless provide written notification to the County Council of the reason and/or rationale for asserting that prior written County Council approval is not required. Such written notification shall include any documentation necessary to support the Franchisee's assertion that prior written County Council approval is not required.

K) Upon request by the County, the Franchisee, and any parent company of the Franchisee shall provide the County with a list of owners/shareholders of such Franchisee or such parent company having an ownership interest equal to, or exceeding, five percent (5%).

SECTION 29. DEFAULT OF FRANCHISE, TERMINATION, CANCELLATION, OR NON-RENEWAL.

         If necessary and/or warranted, the default and termination, cancellation or non-renewal of the Franchise and this Agreement shall follow the provisions and procedures concerning such that are detailed in the County's Cable Television Regulatory Ordinance.

SECTION 30. RENEWAL OF FRANCHISE.

A) Should the Franchisee choose to preserve its formal franchise renewal fights under the Cable Act, then it must follow, comply with, and abide by, those terms, provisions, conditions, and requirements contained in Section 626 of the Cable Act (presently codified at 47 USC 546, or its successor). Moreover, to the extent that such do not expressly conflict with the Cable Act, then the Franchisee must also follow any terms, provisions, conditions, and requirements contained in the County's Cable Television Regulatory Ordinance.

B) At any time, the Franchisee and the County may engage in informal franchise renewal proceedings. To the extent that such proceedings do not expressly conflict with the Cable Act, then the Franchisee may follow and develop rules, and/or procedures for conducting the franchise renewal


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

process. Such rules and/or procedures may expressly include both the County and Franchisee executing a Scope of Renewal Agreement which sets forth the scope and parameters of the renewal process, including the length of the renewal process itself, as well as noting threshold and non-material issues. The Scope of Renewal Agreement may also set forth the procedure for handling any community needs assessment and/or ascertainments studies or meetings.

SECTION 31. FRANCHISE ADMINISTRATION.

         As one means to assist in the administration of this Agreement, the County Council (or its designated official or representative) and the Franchisee shall make reasonable efforts to schedule at least two (2) conferences every year in order to discuss matters related to the enforcement and administration of this Agreement. Such conferences may focus on franchise administration business matters including, but not limited to: a) information supplied pursuant to scheduled and periodic preventive maintenance inspections; b) franchise fees;
c) response times, billing practices or other customer service items; d) construction-related concerns; e) resolving or addressing the concerns, questions or disputes with respect to multiple operators serving or attempting to serve the same subscriber or geographic area, (including cutting of cable and/or damage to other facilities and equipment); and f) the potential and/or actual impact high definition television (HDTV) will have on the provision of cable service to customers within the County.

SECTION 32. EXEMPTIONS FROM THE ORDINANCE FOR THIS FRANCHISEE AND THIS FRANCHISE ONLY.

A) The County and the Franchisee agree that this Franchisee shall be exempted from the following Sections of the County's proposed Cable Television Regulatory Ordinance, with such exemptions extending only to this Franchisee:

                                 [No exemptions]

B) The County and the Franchisee agree that this Agreement shall grant relief to the Grantee for the following Sections of the County's proposed Cable Television Regulatory Ordinance, with such relief extending only to this Franchisee:

         1) Section 25. Liability insurance: For purposes of the County's Cable Television Regulatory Ordinance, the Franchisee's existing liability insurance coverage totaling $1,600,000.00 in umbrella coverage will be accepted.

         2) Section 26. Performance and construction/completion bond: For purposes of the County's Cable Television Regulatory Ordinance, the provisions of Section 16 contained in this Agreement WILL be accepted.

C) The County and the Franchisee agree that this Agreement shall grant a comparable policy


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

substitution to the Franchisee for the following Sections of the County's Cable Television Regulatory Ordinance, with such comparable policy substitutions extending only to this Franchisee:

         1) Franchisee's Sterling Service Training and Certification Program (attached hereto as Exhibit "B") is deemed comparable to, and in some cases, exceeding the terms, conditions, provisions, and requirements contained in
Section 32 of the County's proposed and subsequently adopted Cable Television Regulatory Ordinance which relates to certification standards for customer service representatives and service technicians;

         2) Franchisee's corporate preventive maintenance policy (attached hereto as an Exhibit "C") is deemed comparable to, and in some cases, exceeding the terms, conditions, provisions, and requirements contained in Section 62 of the County's proposed Cable Television Regulatory Ordinance, with the following exceptions:

            a) with respect to Section 3.7 of the Franchisee's Preventive Maintenance Policy, Retention of Documents, Franchisee will retain all daily weekly, monthly, quarterly, semi-annually, and yearly tests/checks for a minimum of three (3) years;

            b) with respect to Section 4.1.10 of the Franchisee's Preventive Maintenance Policy, Head-end/Hub Equipment, Franchisee will conduct tests of the tower, and/or antennas every six (6) months; and

            c) with respect to Section 4.6.8 (c) of the Franchisee's Preventive Maintenance Policy, RF Distribution Plant, Franchisee will conduct and/or perform FCC standard Proof-of-Performance Tests at least twice a year.

            d) The County and the Franchisee agree that the Agreement will clarify the following Section of the County's Cable Television Regulatory Ordinance, with such clarifications extending only to this Franchisee;

D) Section 5 Definition #74 is clarified to the extent that the definition does not include a service disruption or interruption that affects less than four (4) persons.

SECTION 32. TIME IS OF THE ESSENCE.

         Whenever this Agreement shall set the time or date for any act to be performed by or on behalf of the City or Grantee, such time or date shall be deemed to be of the essence.

IN WITNESS WHEREOF, the parties hereto have set their respective hands and seals of the day first written above.




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                                        COUNTY OF CHARLESTON,
                                        SOUTH CAROLINA

                                        By: /s/
                                            -----------------------------------

/s/
---------------------------------
Witness


/s/
---------------------------------
Witness


                                        KNOLOGY OF CHARLESTON,
                                        INC.

                                        By: /s/
                                            -----------------------------------
                                                                        1-12-99

/s/
---------------------------------
Witness                   1-12-99



/s/
---------------------------------
Witness                   1-12-99


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